UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2007

Boston Financial Qualified Housing Tax Credits L.P. III

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	01-18462 (Commission File Number)	04-3032106 (IRS Employer Identification No.)
101 Arch Street Boston, Massachusetts 02110-1106 (Address of principal executive offices)(Zip Code)
Registrant's telephone number, including area code: (617) 439-3911
______________________________________________

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

ITEM  1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

As previously reported, for the past several years the following three litigation proceedings have been pending between certain investors and various Boston Financial public funds, including Boston Financial Qualified Housing Tax Credits L.P. III (the “Partnership”) concerning, among other things, those investors’ requests to inspect certain alleged “books and records” of the partnerships: Park G.P., Inc. ("Park") brought a lawsuit against the Partnership and other Boston Financial public partnerships and their purported general partners (collectively, the “Fund Parties”) in state court in Missouri (the “Missouri Lawsuit”); the Fund Parties brought a declaratory judgment lawsuit against Everest Housing Investors 2, LLC and several other Everest-related entities (collectively, the “Everest Entities”) in Massachusetts state court (the “Everest Massachusetts Lawsuit”); and Boston Financial Qualified Housing Tax Credits L.P. IV (“Partnership IV”) and its general partners brought a lawsuit against Park and its affiliate Bond Purchase, L.L.C. (“Bond”) in Massachusetts state court (the “Park and Bond Massachusetts Lawsuit”). These lawsuits are more fully described in the Partnership’s recent periodic reports, which are incorporated herein by reference.

As of February 21, 2007, the Fund Parties and Fund Plaintiffs reached an agreement with Park, Bond, and the Everest Entities to resolve these lawsuits (the “Settlement Agreement”). The Settlement Agreement provides, among other things, that the claims and counterclaims asserted in the Everest Massachusetts lawsuit will be dismissed with prejudice and the claims in the Missouri Lawsuit and the Park and Bond Massachusetts Lawsuit will be dismissed without prejudice, all in exchange for options, subject to various conditions, to purchase certain Local Limited Partnership interests held by the Partnership, Partnership IV, Boston Financial Qualified Housing Tax Credits L.P. V, and Boston Financial Tax Credit Fund VII, A Limited Partnership at specified prices.

With respect to the Partnership, the Settlement Agreement provides an option, subject to various conditions, to purchase the Partnership’s interests in River Front Apartments, L.P., located in Sunbury, PA, and Susquehanna View, L.P., located in Camp Hill, PA, for an aggregate price of $1,500,000.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOSTON FINANCIAL QUALIFIED HOUSING TAX
CREDITS L.P. III
(Registrant)

By:	Arch Street III, Inc., its Managing General Partner

Date: February 27, 2007	By:	/s/ Gary Mentesana
Gary Mentesana
President

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